FOR IMMEDIATE RELEASE

David Carlson	Michael Newman
Executive Vice President and	Investor Relations
Chief Financial Officer	StreetConnect, Inc.
LaCrosse Footwear, Inc.	800-654-3517
503-766-1010 (ext. 1331)

LACROSSE FOOTWEAR ANNOUNCES $5.0 MILLION GSA DELIVERY ORDER

TO SUPPLY DESERT BOOTS TO U.S. MILITARY

Portland, Ore. – (June 30, 2004) LaCrosse Footwear, Inc. (Nasdaq/NMS:_BOOT) today announced that its Danner® subsidiary received a $5.0 million GSA delivery order to supply boots to the U.S. military. The order will be for the Company’s Desert Acadia™ boot, which is specifically designed to perform in desert combat conditions.

Shipments will begin in third quarter 2004 and be completed by the fourth quarter of the same year. The boots will be manufactured in the Company’s ISO 9002 certified manufacturing facility located in Portland, Oregon. In the first quarter 2004, LaCrosse Footwear, Inc. completed the shipment of a $4.9 million GSA delivery order for the same style boot.

“We are very pleased to have received another order to supply Danner boots to the U.S. military,” said Joseph P. Schneider, President and CEO of LaCrosse Footwear, Inc. “Our boots are worn by elite government agencies, military and police units around the world because of their exceptional quality and performance. In response to this order, we are significantly increasing our production capability to ensure that we continue to maintain the high levels of service and delivery that all our customers have come to expect.”

About LaCrosse Footwear

LaCrosse Footwear is a leading developer and marketer of branded, premium and innovative footwear for expert occupational and recreational users. The Company’s trusted Danner and LaCrosse brands are distributed through a nationwide network of specialty retailers and distributors. Occupational customers include workers in law enforcement, agriculture, firefighting, construction, industry, military services and others that need high-performance and protective footwear as a critical tool for their jobs. Recreational customers include people active in hunting, fishing, camping, hiking and other outdoor activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com, www.danner.com and www.lacrossesafety.com. For additional investor information, see our website at www.lacrossefootwearinc.com.

Forward-Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward looking statements such as statements of the Company’s anticipated revenue and earnings are dependent on a number of factors that could affect the Company’s operating results and could cause the Company’s actual future results to differ materially from any results indicated in this release or in any forward-looking statements made by, or on behalf of the Company, including, but not limited to:

•	Consumer demand for outdoor footwear;
•	Weather and its impact on the demand for outdoor footwear;
•	Dealer inventory levels;
•	Company inventory levels, including inventory levels required for foreign-sourced product and the related need for accurate forecasting and the limited ability to resupply dealers for fill-in orders for foreign-sourced product;
•	Potential problems associated with the manufacture, transportation and delivery of foreign-sourced product;
•	United States and/or foreign trading rules, regulations and policies, including export/import regulations and regulations affecting manufacturers and/or importers;
•	General domestic economic conditions, including interest rates and foreign currency exchange rates.

The Company cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including Company performance and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional factors may be detailed in LaCrosse Footwear’s Annual Report on Form 10-K for the year ended December 31, 2003. The Company has no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

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